Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for Fourth Quarter and

Year Ended December 31, 2018 and Provides Full Year 2019 Guidance

CONCORD, NC (March 13, 2019) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported fourth quarter 2018 total revenues of $56.4 million, a net loss of $12.4 million or $0.30 per diluted share, and an adjusted non-GAAP net loss of $10.9 million or $0.27 per diluted share. Full year 2018 total revenues were $461.9 million, net income was $40.4 million or $0.99 per diluted share, and adjusted non-GAAP net income was $41.1 million or $1.00 per diluted share. These non-GAAP results are within management’s expectations, and are discussed and reconciled with comparable GAAP amounts below.

These results are not directly comparable year-over-year because:

●

Charlotte Motor Speedway held inaugural NASCAR Monster Energy Cup and Xfinity Series races on its new ROVAL™ combined road course and superspeedway in the third quarter 2018, and comparable NASCAR events were held in the fourth quarter 2017. The significant race schedule changes for 2018 as compared to 2017 are presented below in the Selected Financial Data.

●	The fourth quarter and full year 2017 GAAP results reflect a non-recurring material income tax benefit from the federal Tax Cuts and Jobs Act enacted in December 2017.

The Company’s admissions and certain event related revenues and operating costs were negatively impacted by poor weather or extreme heat for an unusually high number of major events. NASCAR and other racing weekends at seven of our eight speedways, other than Kentucky Speedway, were adversely impacted in 2018. Also, management believes many revenue categories continue to be negatively impacted by changing demographics, evolving media content consumption, the lingering effects of lower consumer and corporate spending, and underemployment in certain demographic groups.

Fourth Quarter Comparison

●	Total revenues of $56.4 million in 2018 compared to $77.4 million in 2017
●

Accelerated depreciation and removal costs on retired assets aggregating $2.0 million pre-tax, $1.5 million after-tax or $0.04 per diluted share in 2018, and $7.8 million pre-tax, $4.9 million after-tax or $0.12 per diluted share in 2017

●	Non-recurring benefits of income tax law changes of $119.4 million or $2.91 per diluted share in 2017
●	Net loss of $12.4 million or $0.30 per diluted share in 2018 compared to net income of $113.7 million or $2.77 per diluted share in 2017
●	Adjusted non-GAAP net loss of $10.9 million or $0.27 per diluted share in 2018 compared to $907,000 or $0.02 per diluted share in 2017

Full Year Comparison

●	Total revenues of $461.9 million in 2018 compared to $458.4 million in 2017
●

Accelerated depreciation and removal costs on retired assets aggregating $2.0 million pre-tax, $1.5 million after-tax or $0.04 per diluted share in 2018, and $12.4 million pre-tax, $7.8 million after-tax or $0.19 per diluted share in 2017

●	Non-recurring benefits of income tax law changes of $908,000 or $0.02 per diluted share in 2018, and $119.4 million or $2.91 per diluted share in 2017
●	Impairment charge for goodwill of $1.1 million pre-tax, $698,000 after-tax or $0.02 per diluted share in 2017
●	Net income of $40.4 million or $0.99 per diluted share in 2018 compared to $148.2 million or $3.61 per diluted share in 2017
●	Adjusted non-GAAP net income of $41.1 million or $1.00 per diluted share in 2018 compared to $37.3 million or $0.91 per diluted share in 2017

Non-GAAP Financial Information and Reconciliation

Net income or loss, and diluted earnings or loss per share, as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended December 31:		Full Year Ended December 31:
	2018	2017	2018	2017
Net (loss) income using GAAP	$(12,402)	$113,663	$40,449	$148,245
Accelerated depreciation on retired assets and costs of removal, pre-tax	2,005	7,765	2,005	12,362
Non-recurring benefits of income tax law changes	–	(119,449)	(908)	(119,449)
Impairment of goodwill, pre-tax	–	–	–	1,117
Aggregate income tax effect of non-GAAP adjustments	(468)	(2,886)	(468)	(5,005)
Non-GAAP net (loss) income	$(10,865)	$(907)	$41,078	$37,270

Diluted (loss) earnings per share using GAAP	$(0.30)	$2.77	$0.99	$3.61
Accelerated depreciation on retired assets and costs of removal, pre-tax	0.05	0.19	0.05	0.30
Non-recurring benefits of income tax law changes	–	(2.91)	(0.02)	(2.91)
Impairment of goodwill, pre-tax	–	–	–	0.03
Aggregate income tax effect of non-GAAP adjustments	(0.01)	(0.07)	(0.01)	(0.12)
Non-GAAP diluted (loss) earnings per share	$(0.27)	$(0.02)	$1.00	$0.91

To modernize our facilities for fan enhancements and alternative marketing purposes, the Company has or is repurposing select seating and other areas at certain speedways. The Company recorded associated non-cash, pre-tax charges for accelerated depreciation and costs of removal in 2018 and 2017. The Company’s 2017 GAAP results reflect a non-recurring material income tax benefit from the federal Tax Cuts and Jobs Act enacted in December 2017.

Contracted direct expenses for track rentals and certain other events that are rebilled as event related revenue are now presented separately in the Company’s operating results. Event related revenues and direct expense of events were revised by $1.0 million and $4.8 million for the three months and full year ended December 31, 2017. Comparable amounts were $1.9 million and $7.7 million for the three months and full year ended December 31, 2018. The revision had no impact on net income or loss, earnings or loss per share, balance sheet data or cash flows.

Significant 2018 Fourth Quarter Racing Events

●	Charlotte Motor Speedway – NHRA Carolina Nationals
●	Las Vegas Motor Speedway – NHRA Toyota Nationals
●	Texas Motor Speedway – NASCAR AAA Texas 500 Monster Energy Cup, O’Reilly Auto Parts 300 Xfinity, and JAG Metals 350 Gander Outdoors Truck Series

2019 Earnings Guidance

The Company estimates full year 2019 total revenues of $450-470 million, net income of $37-45 million, depreciation, amortization and interest expense of $63-68 million, and non-GAAP diluted earnings per share of $0.90-1.10, excluding non-recurring and other special items. The range of earnings guidance reflects the lingering effects of uncertain economic conditions, among other factors. Inclement weather, potential higher fuel, health-care and other costs and continuing underemployment could significantly impact our future results. The Company’s estimated total capital expenditures in 2019 are $20-30 million.

Dividends and Stock Repurchase Program

During the full year 2018, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of $24.6 million. On February 12, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating $6.1 million, payable on March 15, 2019 to shareholders of record as of March 1, 2019. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the full year 2018, the Company repurchased 246,000 shares of common stock for approximately $4.4 million under its stock repurchase program. As of December 31, 2018, the Company has repurchased 5,055,000 shares since adoption of the program in April 2005, and the total number of authorized shares available for future repurchase was 945,000.

Comments

“SMI’s 2018 adjusted non-GAAP net income increased over 2017 and was within our expectations, notwithstanding poor weather surrounding NASCAR and other racing events at seven of our eight speedways,” stated Marcus G. Smith, Chief Executive Officer and President of Speedway Motorsports. “These positive 2018 results confirm our decisions to realign NASCAR races with a second major weekend at Las Vegas and reconfigure Charlotte’s legendary superspeedway into the industry’s first combined world-class road course – our 2.28-mile ROVAL™. We believe fan and corporate marketing appeal continue to increase for these first-class exciting venues and events. Our 2019 NASCAR season is off to a strong start. NASCAR’s rule and competition changes are creating exciting racing, with more passing and lead changes, which bodes well for attracting new fans and generating higher TV ratings as the season unfolds. All of our NASCAR Monster Energy Cup, and most Xfinity event sponsorships, are already sold for 2019, and many for several years beyond this year.”

Mr. Smith continued, “SMI continues its efforts to provide current and new fans with ever-increasing entertainment value and enjoyment. For example, we are replacing every other seating row with drink rails in many areas, offering our fans more leg room, easier mobility and expanded comfort for consuming food and beverages. And while we are unable to control bad weather, we are helping reduce weather concerns of our fans by offering ‘The SMI Weather Guarantee’ when purchasing tickets for NASCAR races at our eight speedways, which is being well received by fans. Also, as in recent years, SMI continues modernizing its premier venues. Investments in our first-class facilities are offering fans and corporate customers new fan-zone entertainment and social gathering areas and premium hospitality services, many similar to high-end ‘taverns’ or ‘pubs’ near our on-track restart zones, with outdoor decks and nearby solar equipment as part of our ‘green initiatives’.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports added, “Our long-term business model remains strong. SMI’s financial strength continues to grow through debt reduction, dividend programs, share repurchases and increasing cost control. SMI’s management teams, NASCAR and the broadcasters are collectively focused on attracting the next generation of race fans. We all realize the importance of investing in first-class racing entertainment and the latest technology that appeal to changing demographics and evolving media content consumption. SMI believes providing top-quality entertainment experiences that cannot be duplicated at home or other venues strongly complement NASCAR’s exciting enhancements to on-track competition and the broadcaster’s excellent media coverage. The pace of positive changes in our sport is only increasing, and is providing SMI and those involved in our NASCAR sport with expanding opportunities for increased long-term profitability.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, hosting of races, capital projects, expansion, facility repurposing, financing needs, investments, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 833-236-2749 (US / Canada / toll-free) or 647-689-4174 (international). The reference number is 2097982. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Twelve Months Ended December 31, 2018 and 2017
(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
STATEMENT OF OPERATIONS DATA	12/31/2018	12/31/2017	12/31/2018	12/31/2017

Revenues:
Admissions	$11,521	$15,417	$78,332	$86,949
Event related revenue (a)	22,866	26,373	140,210	133,632
NASCAR broadcasting revenue	15,346	29,090	216,592	209,155
Other operating revenue	6,622	6,532	26,780	28,622
Total Revenues	56,355	77,412	461,914	458,358
Expenses and Other:
Direct expense of events (a)	15,229	16,785	101,876	98,973
NASCAR event management fees	10,653	18,561	123,212	119,101
Other direct operating expense	4,829	4,248	18,502	18,782
General and administrative	22,975	22,279	100,900	97,602
Depreciation and amortization	15,026	20,023	54,506	64,831
Interest expense, net	2,768	3,019	11,449	12,241
Impairment of goodwill	-	-	-	1,117
Other expense (income), net	280	1,296	(1,906)	1,341
Total Expenses and Other	71,760	86,211	408,539	413,988
(Loss) Income Before Income Taxes	(15,405)	(8,799)	53,375	44,370
Benefit (Provision) for Income Taxes	3,003	122,462	(12,926)	103,875
Net (Loss) Income	$(12,402)	$113,663	$40,449	$148,245

Basic (Loss) Earnings Per Share	$(0.30)	$2.77	$0.99	$3.61
Weighted average shares outstanding	40,829	40,963	40,910	41,025

Diluted (Loss) Earnings Per Share	$(0.30)	$2.77	$0.99	$3.61
Weighted average shares outstanding	40,835	40,977	40,922	41,041

Major NASCAR-sanctioned Events Held During Period	2	4	24	24

(a) Amounts for 2017 were revised for consistency with 2018 presentation; there was no impact on net income, earnings per share or balance sheet data

Certain Events Affected by Poor Weather and Other Racing Schedule Changes:
•

Poor weather or excessive heat surrounded the NASCAR Monster Energy Cup Series racing weekends at Atlanta and Las Vegas Motor Speedways in the first quarter 2018, at Bristol, Charlotte and Texas Motor Speedways and Sonoma Raceway in the second quarter 2018, and at Bristol, Las Vegas and New Hampshire Motor Speedways in the third quarter 2018

•

One NASCAR Monster Energy Cup and one annual Gander Outdoors Truck Series racing event from New Hampshire Motor Speedway, and one Xfinity Series racing event from Kentucky Speedway, were realigned to Las Vegas Motor Speedway in the third quarter 2018 (all were held in the third quarter 2017)

•	Charlotte Motor Speedway held one NASCAR Monster Energy Cup and one Xfinity Series race in the third quarter 2018 that were held in the fourth quarter 2017
•	Charlotte Motor Speedway held one major NHRA racing event in the fourth quarter 2018 that was held in the third quarter 2017

BALANCE SHEET DATA	12/31/2018	12/31/2017

Cash and cash equivalents	$80,568	$81,924
Total current assets	120,954	130,845
Property and equipment, net	936,551	958,215
Goodwill and other intangible assets, net	344,608	344,608
Total assets	1,426,360	1,458,191

Deferred race event and other income	33,868	48,290
Total current liabilities	70,996	96,244
Credit facility borrowings (all term loan)	-	30,000
Total long-term debt (excluding deferred financing costs)	200,887	231,049
Total liabilities	491,605	538,968
Total stockholders' equity	934,755	919,223

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